Exhibit 10.3

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is entered into as of July 1, 2024, (“Effective Date”) by and between Vertical Data Inc., a Nevada corporation (“Company”) and Sur Technology, an entity (“Consultant”). The Company desires to retain Consultant as an independent contractor to perform consulting services for the Company, and Consultant is willing to perform such services, on the terms described below. In consideration of the mutual promises contained herein, the parties agree as follows:

1. Services and Compensation. Consultant agrees to perform for the Company the services described in Exhibit A ( “Services”), and the Company agrees to pay Consultant the compensation described in Exhibit A for Consultant’s performance of the Services.

2. Confidentiality.

A. Definition. “Confidential Information” means any non-public information that relates to the actual or anticipated business or research and development of the Company, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding Company’s products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on whom Consultant called or with whom Consultant became acquainted during the term of this Agreement), software, developments, inventions, processes, formulas, technology, designs, drawing, engineering, hardware configuration information, marketing, finances or other business information. Confidential Information does not include information that (i) is known to Consultant at the time of disclosure to Consultant by the Company as evidenced by written records of Consultant, (ii) has become publicly known and made generally available through no wrongful act of Consultant or (iii) has been rightfully received by Consultant from a third party who is authorized to make such disclosure.

B. Nonuse and Nondisclosure. Consultant will not, during or subsequent to the term of this Agreement, (i) use the Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Company or (ii) disclose the Confidential Information to any third party. Consultant agrees that all Confidential Information will remain the sole property of the Company. Consultant also agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information. Without the Company’s prior written approval, Consultant will not directly or indirectly disclose to anyone the existence of this Agreement or the fact that Consultant has this arrangement with the Company.

C. Former or Current Client Confidential Information. Consultant agrees that Consultant will not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any former or current employer of Consultant or other person or entity with which Consultant has an agreement or duty to keep in confidence information acquired by Consultant, if any. Consultant also agrees that Consultant will not bring onto the Company’s premises any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

D. Third Party Confidential Information. Consultant recognizes that the Company has received and, in the future, will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that, during the term of this Agreement and thereafter, Consultant owes the Company and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party.

E. Return of Materials. Upon the termination of this Agreement, or upon Company’s earlier request, Consultant will deliver to the Company all of the Company’s property, including but not limited to all electronically stored information and passwords to access such property, or Confidential Information that Consultant may have in Consultant’s possession or control.

3. Conflicting Obligations.

A. Conflicts. Consultant certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement or that would preclude Consultant from complying with the provisions of this Agreement. Consultant will not enter into any such conflicting agreement during the term of this Agreement. Consultant’s violation of this Section 3.A will be considered a material breach under Section 5.B.

B. Substantially Similar Designs. In view of Consultant’s access to the Company’s trade secrets and proprietary know-how, Consultant agrees that Consultant will not, without Company’s prior written approval, design identical or substantially similar designs as those developed under this Agreement for any third party during the term of this Agreement and for a period of 24 months after the termination of this Agreement. Consultant acknowledges that the obligations in this Section 3 are ancillary to Consultant’s nondisclosure obligations under Section 2.

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C. Consultant’s Services to Others. The Company acknowledges that Consultant or its affiliates may provide services and consulting advice to others. Nothing herein contained shall be construed to limit or restrict Consultant in conducting such business with others, or in rendering such advice to others.

4. Reports. Consultant also agrees that Consultant will, from time to time during the term of this Agreement or any extension thereof, keep the Company advised as to Consultant’s progress in performing the Services under this Agreement. Consultant further agrees that Consultant will, as requested by the Company, prepare written reports with respect to such progress. The Company and Consultant agree that the time required to prepare such written reports will be considered time devoted to the performance of the Services.

5. Term and Termination.

A. Term. The term of this Agreement will begin on the date of this Agreement and will continue until the earlier of (i) final completion of the Services or (ii) termination as provided in Section 5.B. Regarding Confidential Information, the Consultant agrees to maintain confidentiality of all Confidential Information disclosed hereunder until the Confidential Information becomes publicly known and made generally available through no action or inaction of the Consultant, but in no event more than 3 years after the last disclosure of Confidential Information under this Agreement.

B. Termination. Either party may terminate this Agreement at any time upon giving the other party written notice of such termination pursuant to Section 10.F of this Agreement. The Company may terminate this Agreement immediately and without prior notice if Consultant refuses to or is unable to perform the Services or is in breach of any material provision of this Agreement, unless this Agreement has been terminated sooner (pursuant to the terms set forth in Section 5.A and 5.B. or unless both the Company and Consultant have mutually agreed in writing to extend the term of this Agreement.

C. Survival. Upon such termination, all rights and duties of the Company and Consultant toward each other shall cease except:

(1) The Company will pay, within 30 days after the effective date of termination, all amounts owing to Consultant for Services completed and accepted by the Company prior to the termination date and related expenses, if any, submitted in accordance with the Company’s policies and in accordance with the provisions of Section 1 of this Agreement; and

(2) Section 2 (Confidentiality), Section 3 (Conflicting Obligations), Section 6 (Independent Contractor; Benefits), Section 7 (Indemnification), Section 8 (Nonsolicitation) and Section 9 (Arbitration and Equitable Relief) will survive termination of this Agreement.

6. Independent Contractor; Benefits.

A. Independent Contractor. It is the express intention of the Company and Consultant that Consultant perform the Services as an independent contractor to the Company. Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent, employee or representative of the Company. Without limiting the generality of the foregoing, Consultant is not authorized to bind the Company to any liability or obligation or to represent that Consultant has any such authority. Consultant agrees to furnish (or reimburse the Company for) all tools and materials necessary to accomplish this Agreement and shall incur all expenses associated with performance, except as expressly provided in Exhibit A. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement. Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes on such income.

B. Benefits. The Company and Consultant agree that Consultant will receive no Company-sponsored benefits from the Company. If Consultant is reclassified by a state or federal agency or court as Company’s employee, Consultant will become a reclassified employee and will receive no benefits from the Company, except those mandated by state or federal law, even if by the terms of the Company’s benefit plans or programs of the Company in effect at the time of such reclassification, Consultant would otherwise be eligible for such benefits.

C. Taxes. Consultant acknowledges and agrees that it shall be the Consultant’s sole obligation to report as income all compensation received by the Consultant from the Company for the Consultant’s services as a consultant. Consultant will be liable for the payment of all income taxes upon the receipt of any funds from the Company. The Consultant will indemnify, keep indemnified and save the Company harmless of and from any and all liabilities, penalties, interest or other obligations which the Company may incur or become subject to in consequence of any monies which the Company may be called upon to pay in the future for or by reason of any other liability which it may have or which any appropriate governmental authority may claim to the Company has under the provisions of the Internal Revenue Service, Excise Tax Act (Canada), the Income Tax Act, or under any of the Regulations promulgated pursuant to any of those statutes.

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7. Indemnification. Consultant agrees to indemnify and hold harmless the Company and its directors, officers and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising directly or indirectly from or in connection with (i) any negligent, reckless or intentionally wrongful act of Consultant or Consultant’s assistants, employees or agents, (ii) a determination by a court or agency that the Consultant is not an independent contractor, (iii) any breach by the Consultant or Consultant’s assistants, employees or agents of any of the covenants contained in this Agreement,

(iv) any failure of Consultant to perform the Services in accordance with all applicable laws, rules and regulations, or (v) any violation or claimed violation of a third party’s rights resulting in whole or in part from the Company’s use of the work product of Consultant under this Agreement.

8. Nonsolicitation. From the date of this Agreement until 12 months after the termination of this Agreement (the “Restricted Period”), Consultant will not, without the Company’s prior written consent, directly or indirectly, solicit or encourage any employee or contractor of the Company or its affiliates to terminate employment with, or cease providing services to, the Company or its affiliates. During the Restricted Period, Consultant will not, whether for Consultant’s own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with any person who is or during the period of Consultant’s engagement by the Company was a partner, supplier, customer or client of the Company or its affiliates.

9. Arbitration. In the event of a dispute related to or arising from the terms of this Agreement such dispute shall be resolved before the American Arbitration Association in Clark County, Nevada.

10. Miscellaneous.

A. Governing Law. This Agreement shall be governed by the laws of Nevada without regard to Nevada’s conflicts of law rules.

B. Authorization. The parties hereby acknowledge that they are authorized to commit themselves and/or their corporation, partnership or group to the terms of this Agreement and do attest that there are no contracts, agreements, understanding or otherwise, either written or oral, that will make this Agreement void or unenforceable.

C. Assignability. The Consultant reserves the right to assign a portion of this Agreement to one or more sub- agents with respect to any services or Transaction, subject to the prior written consent of the Company. Any approved sub-agent shall be paid a portion of Transaction Fees as may be determined by the Consultant. The Company does acknowledge that the Consultant may pay other consultants or agents in connection with the services or Transaction(s).

D. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements between the parties regarding the subject matter of this Agreement.

E. Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.

F. Notices. Any notice or other communication required or permitted by this Agreement to be given to a party shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by U.S. registered or certified mail (return receipt requested), or sent via facsimile or electronic mail (with receipt of confirmation of complete transmission) to the party at the party’s address, facsimile or electronic mail written below or at such other address as the party may have previously specified by like notice. If by mail, delivery shall be deemed effective 3 business days after mailing in accordance with this Section 10(F).

(1) If to the Company, to:

VERTICAL DATA INC.

1980 Festival Plaza Drive Summerlin South, 300 Las Vegas, NV 89135

Attn: Deven Soni

Email: devensoni@gmail.com

(2) If to Consultant, to the address for notice on the signature page to this Agreement or, if no such address is provided, to the last address of Consultant provided by Consultant to the Company.

G. Attorneys’ Fees. In any court action at law or equity that is brought by one of the parties to this Agreement to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees, in addition to any other relief to which that party may be entitled.

H. Severability. If any provision of this Agreement is found to be illegal or unenforceable, the other provisions shall remain effective and enforceable to the greatest extent permitted by law.

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I. Ownership of intellectual Property. Consultant acknowledges that every item of work product pertaining to or in any way related to the Company’s business created by the Consultant during their contract with the Company is and shall remain the sole and exclusive property of the Company. Work product shall include but not be limited to all intellectual property, including patents or patentable materials, as well as any marketing plans, analyses, studies, models, and other strategies, in each case, in whatever form or media, including the tangible media upon which they are recorded or printed, that is created, developed, conceived, made and/or reduced to practice by the Consultant, solely or in collaboration with others, in connection with the Services or that relates to any Proprietary Information. The Consultant hereby irrevocably fully assigns (and agrees to further assign in the future upon request) to the Company all rights, title and interest in and to all such work product, including, without limitation, any copyrights, patents rights, trade secret rights, trademark rights or other intellectual property or proprietary rights relating thereto of any sort throughout the world. If any such work product cannot be assigned under applicable law, the Consultant hereby grants to the Company an exclusive (even as to the Consultant), assignable, irrevocable, perpetual, worldwide, sublicenseable (through one or multiple tiers), royalty-free, unlimited license to use, reproduce, distribute (through one or multiple tiers), create derivative works of, publicly perform, publicly display, digitally perform and display, make, have made, sell, offer for sale and import such work product in any media now known or hereafter known. Outside the scope of the Services, the Consultant agrees not to: (a) modify, adapt, alter, translate, or create derivative works from any work product; or (b) merge any work product with other inventions or works of authorship. Consultant agrees to disclose to the Company any such ideas upon conception and to provide all assistance necessary to document such ideas and effectuate these provisions.

Consultant further waives for the benefit of the Company, in perpetuity throughout the world, their moral rights (including the moral rights of any of the Consultant’s employees or contractors in any work product, including without limitation, the rights to the integrity of the work product, the right to be associated with the work product, the right to modify the work product in any way, the right to prevent the use of the work product in association with any other product, service, cause or institution and the right to restrain the publication of the work product throughout the world (collectively, the “Moral Rights”). Without limiting the foregoing, the Consultant hereby grants to the Company the right to modify the work product, including without limitation, the right to produce or reproduce part of the work product or any derivative products based thereon and the right to use the work product in association with the product, service, cause or institution. The Consultant hereby agrees that anything which the Company may do with the work product, does not and will not constitute any prejudice to their honour or reputation. Further, the Consultant hereby transfers their right to restrain any violation of Moral Rights, including any distortion, mutilation or other modification of the work product, to Company or, failing the ability to transfer such right, the Consultant hereby irrevocably appoints the Company as their agent to enforce their rights to restrain any violation of the Moral Rights.

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IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date first written above.

COMPANY	CONSULTANT

VERTICAL DATA INC.	Sur Technology
a Nevada corporation

By:	By:
Deven Soni		Christopher W Johnson

	Address:	13217 Jamboree Rd #108
Tustin, CA 92782

	Telephone:	714 654 8704

	Email:	chrisj@surtechno.com

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EXHIBIT A

Services and Compensation

1.	Services. Consultant will provide services as Head of Sales, as determined by the Company’s Chief Executive Officer or other designated person by the Company’s Chief Executive Officer (the “Services”). Company shall determine the scope of the work to be performed, but Consultant shall have the ability to select the means, manner and method of performing these services. Consultant shall have the right to perform the projects in such manner as Consultant deems appropriate. Consultant further shall have the right to dictate his hours of work, his reporting time, as well as how much work to perform on-site. Consultant, however, agrees to use his best efforts to promote Company’s interests, and to give Company the benefit of his experience, knowledge, and skills. Consultant undertakes to perform services in a timely and professional manner and to devote such time, attention and skill to his duties under this Agreement as may reasonably be necessary to ensure the performance of the Services to the Company’s Chief Executive Officer’s satisfaction.

Nothing herein shall be deemed to preclude Company from retaining the Services of other persons or entities undertaking the same or similar services as those undertaken by Consultant hereunder or from independently developing or acquiring materials or programs that are similar to, or competitive with, the services.

2.	Compensation.

a.	Fees and Commissions.

i.	Fees. The Company shall pay Consultant a monthly fee of $15,000, from January 1, 2025, which shall be adjusted to $20,000 on a monthly basis upon the Company’s successful completion of an equity offering not less than $10 million in gross proceeds to the Company.

ii.	Commissions. Through December 31, 2024, Consultant will be paid commissions equal to 100% of gross profits on any and all sales originated and closed or booked by the Company through the direct efforts of Consultant. After January 1, 2025 and until the Company successfully completes an equity offering not less than $10 million in gross proceeds to the Company, Consultant will be paid commissions equal to 70% of gross profits on any and all sales originated and closed or booked by the Company through the direct efforts of Consultant. After the Company successfully completes an equity offering not less than $10 million in gross proceeds to the Company, Consultant will be paid commissions equal to 60% of gross profits on any and all sales originated and closed or booked by the Company through the direct efforts of Consultant. Each of the commission structures described above are collectively, “Commission Structure”. For any sales originated and closed or booked by the Company through the direct efforts of Consultant, which have been financed by the Company, the Company will discount the Commission Structure by 50%.

b.	Equity. In consideration for providing the Services hereunder, the Consultant shall be allowed to purchase 3,500,000 shares of the Company’s common stock for the purchase price, and subject to the terms and conditions specified in a separate Restricted Stock Purchase Agreement. The Parties acknowledge that additional compensation may be paid to Consultant at the Board’s sole discretion.

c.	Options. Consultant shall receive a grant of stock options to purchase 500,000 shares of the Company’s common stock at an exercise price of $0.05 per share, and subject to the terms and conditions specified in a separate Stock Option Agreement.

d.	Bonus. Bonus. Company shall pay Consultant a bonus on the achievement of the following:

i.	200,000 Shares after the Company books the first One Million Dollars ($1,000,000) of gross profits from sales as a direct result of Consultant’s efforts;

ii.	At Consultant’s discretion, either $300,000 payable in U.S. dollars or 300,000 Shares after the Company books One Million Five Hundred Thousand Dollars ($1,500,000) of gross profits from sales as a direct result of Consultant’s efforts in the calendar year 2025. This amount includes and replaces the bonus described in Section 2(d)(i); and

iii.	At Consultant’s discretion, either $500,000 payable in U.S. dollars or 400,000 Shares after the Company books Two Million Dollars ($2,000,000) of gross profits from sales as a direct result of Consultant’s efforts in the calendar year 2025. This amount includes and replaces the bonuses described in Sections 2(d)(i) and 2(d)(ii).

For avoidance of doubt, if Consultant achieves the milestone described in Section 2(d)(iii), Consultant will receive either $500,000 in U.S. dollars or 400,000 Shares in total—not cumulative amounts from Sections 2(d)(i) and 2(d)(ii).

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